Exhibit 99.1

                                                      COMPANY CONTACT:
                                                      Steve P. Loomis
                                                      sloomis@cardiodynamics.com
                                                      800-778-4825 Ext. 1015

           CARDIODYNAMICS REPORTS SECOND FISCAL QUARTER 2008 RESULTS,

                    18% Revenue Increase for First Half 2008

        COMPANY ANNOUNCES 15% QUARTERLY REVENUE INCREASE OVER PRIOR YEAR
         AND SIXTH CONSECUTIVE QUARTER OF YEAR OVER YEAR REVENUE GROWTH

SAN DIEGO, CA--July 1, 2008--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) Impedance Cardiography (ICG) technology, today reported financial results for fiscal second quarter 2008. Highlights include 18% revenue increase for first half fiscal 2008, 15% quarterly revenue increase over prior year and sixth consecutive quarter of year over year revenue growth.

SALES HIGHLIGHTS OF SECOND QUARTER 2008 COMPARED WITH SECOND QUARTER 2007

     o    Net sales increased 15% to $6.2 million, up from $5.4 million

     o Over 8,200 ICG monitors and modules sold to date, up 12% from 7,300 one year ago

     o ICG device sales totaled 217 units, including 137 ICG monitors, 108 of which were BioZ Dx systems, 14 BioZ monitors, and 15 Medis ICG monitors

     o ICG sensor revenue increased 1% to $1.7 million, comprising 28% of total sales, and increased 14% sequentially over first quarter 2008

     o    International and new market revenue grew 11% to $782,000

KEY FINANCIAL RESULTS OF SECOND QUARTER 2008 COMPARED WITH SECOND QUARTER 2007

     o    Gross profit margin was 71%, up from 63%

     o Operating loss was $476,000, an improvement of $1.0 million, or 68%, from $1.5 million

     o Net loss was reduced 62% to $732,000, or ($0.10) per diluted share, from a net loss from continuing operations of $1.9 million, or ($0.28) per diluted share

     o Operating cash use was $490,000, down 43%, from an operating cash use from continuing operations of $860,000

     o Cash, cash equivalents and short-term investments at May 31, 2008, of $6.9 million, up 47% from $4.7 million at May 31, 2007

ADDITIONAL KEY OPERATING MILESTONES FOR THE SECOND QUARTER 2008

     o Released significant ICG study demonstrating nearly three times the national average blood pressure control rates at the American Society for Hypertension Annual Scientific meeting

     o    Completed one-for-seven reverse split of company's common stock

     o    Regained compliance with Nasdaq listing requirements

SECOND QUARTER 2008 OPERATING RESULTS DISCUSSION

The Company reported a net sales increase of 15% to $6.2 million. ICG sales growth was due to a combination of 8% higher average domestic ICG monitor sales prices, a 20% increase in domestic ICG System sales and an 11% improvement in international and new market revenue (primarily due to increased revenue from pharmaceutical companies). The higher average domestic sales price indicates continued physician acceptance and a solid value proposition for ICG technology. The improvement in international and new market revenue is a result of the Company's increased focus on non-Medicare reimbursement dependant markets. Recurring sensor revenue grew 14% sequentially from first quarter 2008 to $1.7 million, and was up 1% compared to the same period in 2007.

Gross margin as a percentage of sales increased from 63% to 71% in the second quarter of 2008, largely due to a higher net average sales price per unit, lower manufacturing expenses and reduced inventory charges related to potential excess, slow-moving or obsolete inventory. Operating expenses were held flat at $4.9 million and increased revenue, along with improved gross margins, drove a 68% improvement in the operating loss. The reduced operating loss, coupled with sound working capital management, resulted in a 43% reduction in operating cash usage to $490,000 in the quarter, down from an $860,000 operating cash use from continuing operations in the same quarter of 2007.

CEO COMMENTS AND OUTLOOK

Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, "We are very pleased with the 18% revenue growth achieved in the first half of 2008 and 15% during the second quarter. Sales momentum continues strong and with steady improvement throughout the business, we completed our sixth consecutive quarter of year over year revenue growth. We are making very good progress in expanding gross margins and reducing the operating loss, down 68% to $476,000, which includes $247,000 of non-cash charges for depreciation, amortization and equity compensation. We see sizable opportunity to continue to grow the business and recently hired 12 new sales and clinical personnel to replace open positions and further expand our field sales force. Our operating plan remains to achieve at least 15% revenue growth for 2008 and deliver positive operating cash flow in the fourth quarter."

The Company also announced the retirement of Russ Bergen as its Vice President of Operations. Perry stated, "We are grateful for the fine contribution that Russ has made to CardioDynamics as our Vice President of Operations for the past ten years. He was responsible for establishing and growing our excellent operations team that consistently delivered high quality products and services, and also oversaw the manufacturing and launch of three generations of proprietary, impedance cardiography systems. We wish him the very best in this new stage of life."

CONFERENCE CALL INFORMATION

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' second quarter 2008 results in a conference call today, Tuesday, July 1, 2008, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for 30 days following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at WWW.CDIC.COM or at HTTP://PHX.CORPORATE-IR.NET/PLAYERLINK.ZHTML?C=86923&S=WM&E=1873789

ABOUT CARDIODYNAMICS

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems and Mindray. For additional information, please refer to the company's Web site at WWW.CDIC.COM.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT

EXCEPT FOR HISTORICAL AND FACTUAL INFORMATION CONTAINED HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, SUCH AS REVENUE GROWTH RATES AND CASH FLOW PROJECTIONS, INCREASING PHYSICIAN ACCEPTANCE OF ICG TECHNOLOGY,
DIVERSIFICATION AND NEW MARKET DEVELOPMENT, SUCCESS OF CLINICAL TRIALS OR INVESTMENTS IN CORE TECHNOLOGY, THE ACCURACY OF WHICH IS NECESSARILY SUBJECT TO UNCERTAINTIES AND RISKS INCLUDING THE COMPANY'S PRIMARY DEPENDENCE ON THE BIOZ PRODUCT LINE, AND VARIOUS UNCERTAINTIES CHARACTERISTIC OF EARLY STAGE COMPANIES, AS WELL AS OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SEC, INCLUDING ITS 2007 FORM 10-K. THE COMPANY DOES NOT UNDERTAKE TO UPDATE THE DISCLOSURES CONTAINED IN THIS PRESS RELEASE.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                 IN THOUSANDS, EXCEPT PER SHARE DATA (UNAUDITED)

SELECTED CONSOLIDATED OPERATIONAL RESULTS
-----------------------------------------                    THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                  MAY 31,                      MAY 31,
                                                           ---------------------       ------------------------
                                                              2008          2007          2008          2007
                                                           ----------    ----------    ----------    ----------
Net sales                                                  $    6,180    $    5,380    $   11,942    $   10,107
Cost of sales                                                   1,772         1,966         3,547         3,186
                                                           ----------    ----------    ----------    ----------
Gross margin                                                    4,408         3,414         8,395         6,921
                                                           ----------    ----------    ----------    ----------
Research and development                                          370           454           684           897
Selling and marketing                                           3,721         3,680         7,443         7,124
General and administrative                                        761           720         1,532         1,665
Amortization of intangible assets                                  32            30            64            85
                                                           ----------    ----------    ----------    ----------
Loss from operations                                             (476)       (1,470)       (1,328)       (2,850)
Other expense, net                                               (192)         (241)         (358)         (448)
                                                           ----------    ----------    ----------    ----------
Loss before income taxes and minority interest                   (668)       (1,711)       (1,686)       (3,298)
Minority interest in income of subsidiary                         (11)          (21)         (145)          (35)
Income tax provision                                              (53)         (196)         (516)         (250)
Income (loss) from discontinued operations                         --       (11,102)          127       (11,109)
                                                           ----------    ----------    ----------    ----------
Net loss                                                   $     (732)   $  (13,030)   $   (2,220)   $  (14,692)
                                                           ==========    ==========    ==========    ==========
Net loss per common share:
  Basic and diluted                                        $    (0.10)   $    (1.86)   $    (0.31)   $    (2.10)
                                                           ==========    ==========    ==========    ==========
Weighted-average shares used in per share calculation:
  Basic and diluted                                             7,193         7,005         7,150         6,990
                                                           ==========    ==========    ==========    ==========

SELECTED CONSOLIDATED BALANCE SHEET DATA
----------------------------------------
                                                              MAY 31,         NOVEMBER 30,
                                                               2008              2007
                                                          ---------------   ---------------
Cash and cash equivalents                                 $         6,936   $         8,362
Accounts receivable, net                                            3,797             4,475
Inventory, net                                                      1,196             1,670
Total current assets                                               12,472            15,164
Long-term assets                                                    4,778             4,703
Total assets                                                       17,250            19,867
Total current liabilities                                           8,151             5,620
Long-term liabilities                                                 910             4,318
Total liabilities                                                   9,061             9,938
Minority interest                                                     495               407
Shareholders' equity                                                7,694             9,522